Exhibit 10.1

Summary of Compensatory Arrangements
for the Named Executive Officers
of Brown Shoe Company, Inc.

Fiscal 2009 Compensation.  For the named executive officers (“NEOs”) in our 2008 Proxy Statement, the Compensation Committee (“Committee”) determined that there would be no merit increases for 2009; thus, base salaries will not increase and, consistent with a plan previously adopted by the Company, a 1.5% salary expense savings will result from closing our headquarters office for four additional days during 2009.  The Committee approved annual incentive award targets for fiscal 2009 and restricted stock awards for our NEOs, as shown in the table below and described in the text that follows:

	Annual Incentive
Name and Title of Executive Officer	Target Level Percent of Salary (%)	Target Cash Award ($)	Restricted Stock Award (#)
Ronald A. Fromm Chairman of the Board and Chief Executive Officer	90%	$765,000	82,675
Mark E. Hood Senior Vice President and Chief Financial Officer	55%	206,250	25,000
Diane M. Sullivan President and Chief Operating Officer	80%	588,000	51,000
Joseph W. Wood President, Retail Alliance and President, Famous Footwear	70%	372,400	25,000
Richard M. Ausick President, Authority Brand Alliance	60%	289,800	25,000

Annual Incentive Awards Granted for Fiscal 2009.  The Committee approved an annual incentive award plan pursuant to the terms of our 2002 Incentive Stock and Compensation Plan, as Amended and Restated.  The target cash award levels for the NEOs as a percent of base salary will be the same as for fiscal 2008. The Committee approved two performance metrics for the plan applicable to our NEOs.  One metric is “Adjusted EPS” (consolidated diluted earning per share, as adjusted for non-recurring losses and recoveries) and the second metric is “Adjusted EBITDA as a percent of Average Net Assets.”  For purposes of the second metric, EBITDA  (Earnings Before Interest, Taxes and Depreciation for the fiscal year) will be adjusted for non-recurring losses and recoveries. “Average Net Assets” will be the calculated as the average of month-end Net Assets during the fiscal year; and “Net Assets” will be the sum of property and equipment (net), capitalized software (net) and working capital.  If we meet our planned performance goals, a NEO will earn fifty percent of the target cash award, with the possibility of up to two times the target cash award if the Company’s performance is exceptionally strong.  The threshold payout is 30% of the target cash award, provided a base level of Adjusted EPS is achieved.  In addition, the Committee has discretion to reduce the award amount based on an individual’s performance and quality of earnings.  The NEO must remain an employee through the payment date; and the award provides for forfeiture if, prior to payment, the Committee determines that the NEO has violated our Code of Conduct or engaged in gross misconduct.

Restricted Stock.  The Committee approved grants of restricted stock to the NEOs with service-based cliff vesting at the end of the fourth year.  The form of restricted stock award agreement is attached as Exhibit 10.7 and incorporated herein by reference.

Benefit Plans and Other Arrangements.  The NEOs are eligible to participate in Company programs available to all employees, including health, disability and life insurance programs, relocation assistance, and qualified 401(k) and pension plans.

The NEOs also participate in a Supplemental Executive Retirement Plan (SERP), which effectively replaces a benefit that higher-earning employees lose under the tax-qualified pension plan and in certain aspects enhances the benefits in favor of the participating employee.  Each of the NEOs is a party to a severance agreement that contains a non-compete provision and provides benefits upon certain events of termination, including those following a change of control.

The NEOs are also eligible to participate in a non-qualified Deferred Compensation Plan that allows the participant to defer up to 50% of base salary and up to 100% of other compensation, with deferral only of cash compensation authorized, and with deferral until termination or other date specified date by the participant.

In addition, the NEOs may receive perquisites, including personal use of the corporate aircraft, financial and tax planning services, executive disability, executive physicals and club memberships.